EXHIBIT 10.2

COMMON STOCK REPURCHASE AGREEMENT

THIS COMMON STOCK REPURCHASE AGREEMENT (the “Agreement”) is entered into as of August 8, 2021 by and between Renavotio, Inc., a Nevada corporation (the “Company”), and Tysadco Partners, LLC (“Stockholder”)

RECITALS

WHEREAS, the Stockholder is the holder of 9,250,000 Common Stock Shares (the “Common Stock”), which the Stockholder purchased pursuant to the attached stock purchase agreement herein attached as Exhibit A; and

WHEREAS, the Stockholder desires to sell, and the Company desires to repurchase 5,556,015 shares of Common Stock (the “Shares”) on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”).

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:

AGREEMENT

SECTION 1. REPURCHASE OF SHARES

1.1 Repurchase. At the Closing (as defined below), the Company hereby agrees to repurchase from the Stockholder, and the Stockholder hereby agrees to sell, assign and transfer to the Company, all of the Stockholder’s right, title and interest in and to the Shares at the per Share price of $.04347, for an aggregate repurchase price of $241,520, in lieu of cash the company will issue 241,520 shares of Series B stock see attached Exhibit B, (the “Repurchase Amount”). Upon the execution of this Agreement, the Stockholder shall execute an Assignment Separate from Certificate, in the form attached hereto as Exhibit A (the “Stock Assignment”), and at the Closing shall deliver the Stock Assignment and the stock certificate representing the Shares (or an affidavit of lost certificate in lieu of the stock certificate representing the Shares). Upon consummation of this Agreement, the Company shall cancel such stock certificate and shall issue a new stock certificate to the Stockholder representing the balance of the Stockholder’s unpurchased shares. The Repurchase Amount shall be paid by cash, check or wire transfer of immediately available funds to an account or accounts to be designated by the Stockholder.

1.2 Closing. The closing of the Repurchase (the “Closing”) shall take place via telephonic communication between the Parties. .

1.3 Termination of Rights as the Stockholder. Upon payment of the Repurchase Amount, the Shares shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights as a holder of the Shares, including any rights that the Stockholder may have had under the Company’s Certificate of Incorporation or otherwise.

1

SECTION 2. REPRESENTATIONS AND WARRANTIES.

In connection with the transactions provided for hereby, the Stockholder represents and warrants to the Company as follows:

2.1 Ownership of Shares. The Stockholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon paying for the Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

2.2 Authorization. The Stockholder has all necessary power and authority to execute, deliver and perform the Stockholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Stockholder.

2.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Stockholder of, or constitute a default by the Stockholder under, any agreement, instrument, decree, judgment or order to which the Stockholder is a party or by which the Stockholder may be bound.

2.4 Experience and Evaluation. By reason of the Stockholder’s business or financial experience or the business or financial experience of the Stockholder’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, the Stockholder has the capacity to protect the Stockholder’s own interests in connection with the sale of the Shares to the Company. The Stockholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Shares.

2.5 Access to Information. The Stockholder has received all of the information that the Stockholder considers necessary or appropriate for deciding whether to sell the Shares hereunder and perform the other transactions contemplated hereby. The Stockholder further represents that the Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Stockholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Stockholder by or on behalf of the Company.

SECTION 3. SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 4. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

SECTION 5. ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to herein.

2

SECTION 6. AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Stockholder and the Company.

SECTION 7. FURTHER ACTION.

Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

SECTION 8. SURVIVAL.

The representations and warranties herein shall survive the Closing.

SECTION 9. SEVERABILITY.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 10. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Stock Repurchase Agreement as of the day and year first above written.

REVANOTIO, INC.

By:	/s/ William Robinson
William Robinson
CEO

TYSADCO PARTNERS, LLC

By:	/s/ Howard Davner
Name:	Howard Davner
Title:	Managing Member

3